Exhibit 10.2

                    AGREEMENT FOR RECEIPT OF RESTRICTED STOCK


     This Agreement for Receipt of Restricted Stock by and between Synagro Management, L.P., a Texas limited partnership (hereafter "Company") and Thomas
M. Urban ("Employee") shall be effective as of July 24, 2005 ("Agreement").

     WHEREAS, Synagro Technologies, Inc. ("Synagro") is the ultimate parent of the Company.

     WHEREAS, the Compensation Committee of the Board of Directors of Synagro has deemed it to be advisable and in the best interests of Synagro and its subsidiaries to provide agreement to certain individuals authorizing grants of restricted stock in certain circumstances;

     WHEREAS, Synagro and the Company have selected Employee as one such individual to receive such an agreement.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants set forth herein, agree as follows:

     1. For so long as Employee is employed by the Company and for thirty (30) days thereafter, the following shall apply:

          To the extent dividends are declared and paid on Synagro's Common Stock, the Employee will be entitled to receive shares of Common Stock under the Synagro Technologies, Inc. 2005 Restricted Stock Plan (or any successor equity incentive plan thereto), provided that such Employee then held options to purchase Common Stock. The value of the shares of Common Stock received will equal the value of dividends that would have been payable on the Common Stock underlying the options to purchase Common Stock then held by such Employee if such options had been exercised. Common Stock awards relating to options that are then vested and exercisable will not be subject to any restriction on transfer. Awards relating to options that are not then vested shall contain appropriate restrictions on transfer that shall lapse when such options become vested and exercisable. If the option(s) lapses and does not vest, then the restricted common stock award(s) related to such option(s) shall be forfeited and returned to Synagro pursuant to the 2005 Restricted Stock Plan.


     2. Nothing contained in this Agreement, another written statement, or oral agreement shall change Employee's "at will" status. Employee's employment may be terminated for any reason, with or without cause or notice, at any time by Employee or Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the effective date above written.

SYNAGRO MANAGEMENT, L.P.,                   EMPLOYEE
("COMPANY")



By:   /s/ Robert C. Boucher, Jr.                     /s/ Thomas M. Urban
      --------------------------                     ----------------------
Name:  Robert C. Boucher, Jr.                        Name: Thomas M. Urban
Title: President of Synagro Texas, Inc.,
       It's General Partner                          Date: December 7, 2005
                                                           ----------------
Date:  December 7, 2005
       ----------------


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